Exhibit 4.1

AMENDED AND RESTATED
CAPITAL PLAN

Last amended (FHFA approval): December 20, 2021 (Effective January 11, 2022)

Last updated (i.e. variable changes within FHFA-approved ranges): Effective May 17, 2021

    - i -

TABLE OF CONTENTS

    - ii -

3. Limitation on Dividends, Stock Purchase and Stock Redemption.	24
4. Termination of Retained Earnings Capital Plan Amendment Obligations.	25
SCHEDULE A –Stock Requirements

    - iii -

Amended and Restated Capital Plan of the
Federal Home Loan Bank of Cincinnati
ARTICLE I

PURPOSE
The purpose of this Capital Plan is to provide for the governance and the regulation of the capital stock structure of the Federal Home Loan Bank of Cincinnati (the “Bank”).
This Capital Plan is governed by and subject to the Federal Home Loan Bank Act, as amended from time to time (12 U.S.C. 1421, et seq.) (the “Act”), the regulations of the Federal Housing Finance Agency, or any successor, and all orders, written agreements, advisory bulletins, and regulatory interpretations of the Federal Housing Finance Agency as may be applicable to the Bank from time to time (collectively, “Applicable Law”).
The Capital Plan takes into account the Applicable Law and is not intended to contradict any such provisions. If any statements contained in the Capital Plan conflict with the actual provisions of Applicable Law, as amended from time to time, the provisions of the Applicable Law will control.
The Board of Directors grants management the full power to administer and interpret this Capital Plan, unless otherwise required by Applicable Law or this Capital Plan. The Bank’s administration of this Capital Plan remains subject to the regulatory oversight of the FHFA.
ARTICLE II

DEFINITIONS
“Act” has the meaning set forth in Article I.
“Activity Stock” has the meaning set forth in Section VI.2.b.
“Activity Stock Account” means the account maintained by the Bank on the Bank’s books and records for each Member, which account reflects the actual number of shares of Activity Stock owned by the Member.
“Activity Stock Requirement” means the amount of Class B Stock that a Member or Former Member is required to hold, calculated as the sum of the outstanding Mission Asset Activity multiplied by the applicable percentages for each type of Mission Asset Activity, in effect at the time the Mission Asset Activity occurred pursuant to Section VI.2.b. and set forth on Schedule A.
“Advance” or “Advances” means the principal balance of all loans from the Bank to a Member or Former Member that are outstanding from time to time as permitted under Applicable Law.
“Applicable Law” has the meaning set forth in Article I.
“Bank” has the meaning set forth in Article I.

“Bank Excess Stock” has the meaning set forth in Section VI.4.b.i.
“Board” means the Board of Directors of the Federal Home Loan Bank of Cincinnati.
“Cancellation Fee” means the fee the Bank charges a Member when the Member cancels a Redemption Notice pursuant to Section VI.7.d. or a Withdrawal Notice pursuant to Section VI.8.b., or when a Redemption Notice automatically is cancelled pursuant to Section VI.7.e. of this Capital Plan.
“Cancellation Notice” means the written notice, substantially in the appropriate form prescribed by the Bank from time to time, given to the Bank by any Member to cancel a Redemption Notice or a Withdrawal Notice, as the case may be.
“Capital Plan” means this Amended and Restated Capital Plan.
“Capital Requirements” means the minimum amount of capital that the Bank is required to maintain in order to comply with Applicable Law.
“Charges Against the Capital of the Bank” means an other than temporary decline in the Bank’s total equity that causes the value of total equity to fall below the Bank’s aggregate capital stock amount.
“Class B Stock” means the Class B Stock issued under this Capital Plan to the Members of the Bank.
“Consolidation” means a merger, a consolidation, a sale of all, or substantially all, of the assets and liabilities of an entity to another entity, or other similar transaction.
“Director” means the Director of the Federal Housing Finance Agency.
“Effective Date” means December 30, 2002.
“Excluded Mission Asset Activity” means 1.) the aggregate of the current unpaid principal balance and the current dollar amount of mandatory delivery contracts under the Mortgage Purchase Program purchased or traded, and recorded on the books and records of the Bank, as of the earlier of (i) the Effective Date; or (ii) a date determined by the Bank in its sole discretion and 2.) the aggregate outstanding amount of letters of credit as of the earlier of (i) the LOC Effective Date; or (ii) a date determined by the Bank in its sole discretion. Notwithstanding any other provision of this Capital Plan, a Member’s Excluded Mission Asset Activity shall be disregarded in all allocations of shares of Class B Stock to that Member’s Membership Stock, Activity Stock and Member Excess Stock Accounts and in any calculation of that Member’s Required Shares of Membership Stock and Activity Stock. No Member shall be required to purchase any shares of the Bank’s capital stock to capitalize its Excluded Mission Asset Activity.
“Finance Agency” means the Federal Housing Finance Agency, successor to the Federal Housing Finance Board, or any successor thereto.
“Former Member” means an institution for which membership in the Bank has been terminated but which continues to hold Class B Stock pursuant to this Capital Plan, and includes any successor to such institution that continues to hold Class B Stock that was issued to the acquired institution.

“GAAP” means accounting principles generally accepted in the United States of America.
“GFR” means guaranteed fund and rate advance commitments between a Member or Former Member and the Bank as permitted under Applicable Law.
“LOC” means the outstanding amount of a Member or Former Member’ letter of credit with the Bank as permitted under Applicable Law.
“LOC Effective Date” means January 1, 2021.
“Member” means an institution that has been approved for membership in the Bank and has purchased the requisite number of shares of Class B Stock to satisfy such institution’s Membership Stock Account. To the extent the context requires it, the definition of Member includes Former Members in their prior capacity as Members.
“Member Excess Stock” has the meaning set forth in Section VI.2.c.
“Member Excess Stock Account” means the account maintained by the Bank on the Bank’s books and records for each Member, which account reflects the actual number of shares of Member Excess Stock owned by the Member.
“Membership Stock” has the meaning set forth in Section VI.2.a.
“Membership Stock Account” means the account maintained by the Bank on the Bank’s books and records for each Member, which account reflects the actual number of shares of Membership Stock owned by the Member.
“Mission Asset Activity” means the following four types of Member activity: (i) the unpaid principal balance of advances [Advances], (ii) the face value of any guaranteed fund and rate advance commitments [GFRs], (iii) the face value of any letters of credit [LOCs] and (iv) the unpaid principal balance of purchases of mortgage loans and mandatory delivery contracts under the Mortgage Purchase Program [MPP], in each case as held on the books and records of the Bank. Mission Asset Activity does not include Excluded Mission Asset Activity.
“MPP” means those assets acquired from Members pursuant to the Bank’s Mortgage Purchase Program.
“Permanent Capital” means the retained earnings of the Bank, determined in accordance with GAAP, plus the amount paid-in for the Bank’s Class B Stock.
“Protected Excess Stock” means the portion of each Member’s Member Excess Stock (as determined in Section VI.7.b) that is shielded from a Bank-initiated repurchase of stock, excluding any stock subject to an outstanding Redemption or Withdrawal Notice.
“Redemption Notice” means the written notice, substantially in the form prescribed by the Bank from time to time, required to be submitted by a Member or Former Member intending to redeem shares of its Class B Stock. Unless it has been cancelled, a Redemption Notice shall become effective at the end of its Redemption Period.
“Redemption Period” means the five- (5-) year period beginning on the date a Redemption Notice is received by the Bank.

“Regulations” means the Code of Federal Regulations Title 12 - Banks and Banking, Chapter XII “Federal Housing Finance Agency.” Reference to any particular Section of the Regulations means that Section as it may be amended from time to time or such other applicable successor Section, rule, order or procedure then in effect.
“Required Shares” means the total number of shares of Class B Stock actually owned by a Member pursuant to this Capital Plan in the Member’s Membership Stock Account and Activity Stock Account and shall not include any shares of Member Excess Stock, or Bank Excess Stock.
“Risk-Based Capital Requirement” means the dollar-amount sum of the Bank’s credit risk, market risk, and operations risk, to be measured by the Bank in accordance with the Act, the Regulations and any applicable rulings of the Finance Agency.
“Stock Dividend” means the dividends declared by the Board and paid to Members in the form of additional shares of Class B Stock.
“Total Assets” means a Member’s total assets as disclosed by the Member pursuant to applicable industry standard regulatory reporting requirements.
“Withdrawal Notice” means the written notice, substantially in the form prescribed by the Bank from time to time, required to be submitted by a Member intending to withdraw as a Member of the Bank. Unless it has been cancelled, a Withdrawal Notice shall become effective at the end of its Withdrawal Period.
“Withdrawal Period” means the five- (5-) year period beginning on the date a Withdrawal Notice is received by the Bank.
ARTICLE III

BANK DIRECTOR DESIGNATIONS AND ELECTIONS
1.Designation of Directorships. The Board shall consist of thirteen (13) directors or such other number of directors as the Finance Agency may determine from time to time. A majority of the directors shall be member directors and the remaining directors shall be independent directors (as each such term is defined in the Act). In no event shall the independent directors comprise less than two-fifths of all of the directors. Each Member shall be entitled to vote with respect to those member directors designated by the Finance Agency to represent the state in which such Member is organized and/or located, and each member director shall be elected by a plurality of such votes. Independent directors shall be elected by a plurality of the votes of the Members at large.
2.Number of Votes. In an election of directors, each Member located in the state to be represented by a member director, or in the case of the election of an independent director each Member, shall be entitled to cast one vote for each Required Share of Class B Stock determined by the Bank to be owned by the Member (and, as permitted under Applicable Law, Former Members) based upon its capital stock position as of December 31 of the preceding calendar year; provided, however, that the number of votes any Member may cast for any one directorship shall not exceed the average number of the Required Shares determined by the Bank to be owned by all Members located in the Member’s state, based upon each Member’s position as of December 31 of the preceding calendar year.

ARTICLE IV

MEMBERS OF THE BANK
1.In General. Membership in the Bank is subject to compliance with Applicable Law and in addition, with regard to capital stock, this Capital Plan.
2.Ownership Rights. The Bank’s retained earnings, surplus, undivided profits, and equity reserves are owned by the holders of the Bank’s Class B Stock. Each such item is allocated to those holders according to each holder’s proportionate share of total Class B Stock. The holders’ interest in such items will be realized at the time the Bank is liquidated, or periodically as declared by the Bank through dividend (pursuant to Section VI.5.b.) and/or capital distributions, and then only to such holders as are currently holding shares of Class B Stock in proportion to each holder’s then current Class B Stock holdings.
ARTICLE V

BANK CAPITAL REQUIREMENTS
1.Capital Requirements. The Bank shall maintain its Capital Requirements. The Finance Agency has the authority to require the Bank to hold additional capital, which could require the Bank to amend this Capital Plan.
ARTICLE VI

CAPITAL STOCK
1.Issuance of Stock. The capital stock of the Bank may be issued only in accordance with Section 1277.21 of the Regulations and only to Members of the Bank and may be held only by Members and, as provided in Section VI.8.d., Former Members. The Bank shall initially issue one class of capital stock, Class B Stock, as such stock is defined by the Act. There shall be no Class A Stock, as such stock is defined in the Act, or subclasses of Class B Stock issued. Subject to Section III.2, all shares of Class B Stock shall have the same rights and preferences. Each share of Class B Stock shall be issued at a par value of One Hundred Dollars ($100) per share. The Bank shall be entitled to issue an unlimited number of shares of Class B Stock. Any shares of Class B Stock which are repurchased, redeemed or otherwise reacquired by the Bank shall be deemed cancelled and subsequently may be reissued. The Bank reserves the right to authorize the issuance of Class A Stock and/or subclasses of Class B Stock, subject to Finance Agency approval. A Member shall not be permitted to purchase shares of Class B Stock other than as set forth in this Capital Plan. Shares of the Bank’s capital stock shall not be certificated, but rather held in book entry form on the records of the Bank. The Bank shall serve as transfer agent for all shares of its capital stock on its capital stock register.
2.Allocation of Class B Stock. Each Member’s Class B Stock shall be allocated by the Bank to one (1) of three (3) distinct accounts: a Membership Stock Account, an Activity Stock Account, and a Member Excess Stock Account. Each share of Class B Stock may be allocated to only one (1) of the three (3) distinct accounts at a time; and a Member’s total number of shares of Class B Stock shall be determined by adding the number of shares of Class B Stock in each of the Member’s three (3) distinct accounts. Additionally, each share of Class B Stock allocated to a Member’s Activity Stock Account may be allocated to only one (1) of the four (4) distinct types of Mission Asset Activity at a time. Shares may be reallocated from time to time among the types of Mission Asset Activity as the Member’s activity changes. A Member’s shares of Class B Stock (whether acquired on the Effective Date or later acquired through purchase or by Stock Dividend) shall be first allocated to its Membership Stock Account. A Member’s shares of Class B Stock (whether acquired on the Effective Date or later acquired through purchase or by Stock Dividend) shall be allocated first to its Membership Stock Account until Membership Stock requirements are met, second to its Activity Stock Account, and then to its Member Excess Stock Account. Transfers made between and among the accounts for any particular Member shall be made by the Bank based upon the following rules:
a.Membership Stock Account. Membership Stock is the actual number of shares of Class B Stock owned by a Member as required to become a Member of or to retain membership status in the Bank. The number of shares of a Member’s Class B Stock allocated to the Member’s Membership Stock Account shall be calculated as a percentage, or range of percentages, of the Member’s Total Assets and shall be determined by the Bank yearly or more frequently as directed by the Board, in accordance with Section VI.4.a.
b.Activity Stock Account. Activity Stock is the actual number of shares of Class B Stock owned by a Member that is used to capitalize (in whole or in part) the Member’s four types of Mission Asset Activity with the Bank. The number of shares of Class B Stock allocated to a Member’s Activity Stock Account at any time shall ensure that, for each type of Mission Asset Activity, at the time the activity occurs, the ratio of the par value of the Member’s Activity Stock to that type of Member’s Mission Asset Activity is at least as large as its Activity Stock Requirement. For each type of Mission Asset Activity, the Activity Stock Requirement may be adjusted by the Board to facilitate compliance with the Bank’s Capital Requirements. Any adjustment by the Board to the Activity Stock Requirement shall be applied only to Mission Asset Activity that is newly originated, renewed, or committed to, following the effective date specified in the notice of the adjustment to Members.
c.Member Excess Stock Account. A Member’s Member Excess Stock is the total par value (or resulting number of shares) of Class B Stock owned by the Member minus the sum of (i) the par value of Class B Stock allocated by the Bank to the Member’s Membership Stock Account; and (ii) the total of the par values of Class B Stock that results from multiplying each type of the Member’s Mission Asset Activity by its applicable Activity Stock Requirement in effect at the time the activity occurs. If this calculation results in a positive number, the Member actually owns Member Excess Stock equal to such positive number; provided, however, that where the Member is utilizing Bank Excess Stock for capitalizing Mission Asset Activity prior to January 1, 2021, Bank Excess Stock is excluded from any calculation and does not result in ownership of shares of Member Excess Stock in relation to that prior Mission Asset Activity.
d.Timing of Transactions. All transactions affecting the Bank’s capital stock made on the books and records of the Bank shall be made and deemed effective at the end of the applicable business day.
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4.Minimum Investment by Members.
a.Required Shares. Each Member shall own at all times its Required Shares of Class B Stock. There are two components to Required Shares: Membership Stock and Activity Stock.

(i)Required Shares of Membership Stock. The sum of the Membership Stock of all Members shall capitalize the Bank’s investment securities and minimum liquidity (as determined by the Bank). The number of shares of a Member’s Class B Stock allocated to the Member’s Membership Stock Account shall be calculated on the basis of the Member’s Total Assets at a frequency determined by the Bank (generally assessed annually based on members’ year ending total assets) and within a range of declining percentages from no more than three-tenths of one percent (0.30%) to no less than three-hundredths of one percent (0.03%), subject, however, to a minimum Membership Stock investment requirement of no less than One Thousand Dollars ($1,000) or more than Fifty Thousand Dollars ($50,000) and a maximum Membership Stock investment requirement of no less than Five Million Dollars ($5,000,000) or more than Two Hundred Million Dollars ($200,000,000). The Board may set different total asset ranges, different applicable percentages and different minimum and maximum Membership Stock investment requirements within each of the foregoing ranges, as set forth on Schedule A to this Capital Plan, and as amended from time to time. The amounts set from time to time shall be subject to periodic review and adjustment as determined by the Board. Any change to such percentages or maximum or minimum Membership Stock investment requirement shall be announced with at least fourteen (14) calendar days prior written notice to all Members before implementation of the change, and set forth on Schedule A hereto, as amended from time to time.
If the number of shares of Class B Stock a Member is required to hold in its Membership Stock Account decreases, such shares shall be allocated to the Member’s Excess Stock Account. If the number of shares of Class B Stock a Member is required to hold in its Membership Stock Account increases, such additional shares shall be allocated from the Member’s Excess Stock Account to the Member’s Membership Stock Account. If, at the time of such increase, the Member has no or an insufficient amount of Member Excess Stock to satisfy its Membership Stock Account requirement, or the Bank is not then in compliance with the requirements of this Capital Plan or Applicable Law, the Member shall be required to purchase (on the effective date of the change specified in the notice) additional shares of Class B Stock to satisfy its Membership Stock Account requirement. A Member may not utilize any portion of Bank Excess Stock, or its own Activity Stock to satisfy its Membership Stock Account requirement.
(ii)New Member Membership Stock Purchase Requirement. From the date of approval of an institution’s membership application by the Bank, the institution shall be granted sixty (60) calendar days in which to purchase the number of shares of Class B Stock necessary to satisfy its Membership Stock Account. The institution may not, however, engage in any Mission Asset Activity with the Bank until the institution has purchased all of its Required Shares.
(iii)Required Shares of Activity Stock. The number of shares of Class B Stock allocated to a Member’s Activity Stock Account at any time shall ensure that, for each type of Mission Asset Activity, the par value of the Member’s Activity Stock supporting that type of the Member’s Mission Asset Activity is at least as large as the applicable Activity Stock Requirement in effect at the time the activity occurs. The minimum number of Class B Stock required to support all of a Member’s Activity Stock Requirements shall constitute a Member’s total aggregate Activity Stock Requirement for all Mission Asset Activities. The Activity Stock Requirements are set forth on Schedule A, as amended from time to time. Such percentages may be periodically adjusted between one percent (1%) and six percent (6%), inclusive, for types i [Advances] and ii [GFRs] of the Member’s Mission Asset Activity, between one-tenth of one percent (0.10%) and six percent (6%) for type iii [LOCs]; and between zero percent (0%) and six percent (6%) for type iv [MPP] of the Member’s Mission Asset Activity. The Board may adjust any Activity Stock Requirement within the approved ranges with at least fourteen (14) calendar days prior written notice to all Members.
The number of shares of Class B Stock a Member shall hold in its Activity Stock Account may fluctuate with the Member’s Mission Asset Activity. An increase in any type of a Member’s Mission Asset Activity first shall be capitalized, pursuant to Section VI.4.b., by a reallocation of the Member’s Member Excess Stock (to the extent the Member holds a sufficient number of shares of Member Excess Stock) to the Member’s Activity Stock Account at the appropriate Activity Stock Requirement for that type of Mission Asset Activity. In such an event, the Member shall not be permitted to purchase additional shares of Class B Stock; and the Member’s Member Excess Stock Account shall be reduced by the number of shares of Member Excess Stock reallocated to its Activity Stock Account. To the extent a Member has an insufficient number of shares of Member Excess Stock to capitalize an increase to its Mission Asset Activity, the Member shall be required to purchase additional shares of Class B Stock, at the applicable Activity Stock Requirement for that type of Mission Asset Activity, to capitalize the portion of the incremental Mission Asset Activity not capitalized with Member Excess Stock.
For Mission Asset Activity originated prior to January 1, 2021, if, after a decrease in a Member’s Mission Asset Activity that was capitalized by the use of any Bank Excess Stock, the applicable Bank Excess Stock shall be retired with no payment due to the Member and no allocation to a Member’s Member Excess Stock Account. Otherwise, if after a decrease in a Member’s Mission Asset Activity, the number of shares in the Member’s Activity Stock Account is greater than the number of shares required to capitalize the Member’s remaining Mission Asset Activity at the applicable maximum Activity Stock Requirement for the different types of Mission Asset Activity, the extra shares shall be allocated to the Member’s Member Excess Stock Account that will be available to the Member to use in supporting new Mission Asset Activity.
b.Bank Excess Stock.
(i)Prior to January 1, 2021. With respect to utilization of Bank Excess Stock by the Members prior to January 1, 2021, the following terms applied. Bank Excess Stock was the total par value (or resulting number of shares) of Class B Stock owned by all Members minus the sum of (i) the par value of Class B Stock allocated by the Bank to the Members’ Membership Stock Accounts, (ii) the total of the par values of Class B Stock resulting from multiplying each type of Members’ Mission Asset Activity by its applicable Activity Stock Requirement in effect at the time the activity occurred, (iii) the par value of shares of Member Excess Stock which were reserved for Members’ exclusive use at the time the activity occurred, and (iv) the par value of shares of Member Excess Stock that were the subject of outstanding Redemption and

Withdrawal Notices. Bank Excess Stock may continue to be used by Members to support existing Activity Stock obligations until the applicable Mission Asset Activity is repaid.
(ii)After January 1, 2021. Additional incremental use of Bank Excess Stock is prohibited for all Mission Asset Activity on or after January 1, 2021.
5.Dividends.
a.In General. The Bank may pay dividends on its capital stock only out of previously retained earnings or current net earnings (as determined by the Bank in accordance with GAAP). The Board shall determine the dividend rates.
b.Scheduled Dividend Payments. Dividends shall be paid at the Bank’s discretion to Members based upon the average total number of shares of Class B Stock actually owned by a Member during the period for which the distribution is to be made. The number of shares of Class B Stock actually owned by a Member in such period shall be determined based upon the number of days or the percentage of the period each share of Class B Stock was owned by the Member (regardless of whether the Member holds such share on the date the dividend is paid). Dividends, if declared and paid, shall be paid quarterly, except as otherwise declared by the Board, and shall be noncumulative. Dividends earned in respect of any given period shall be paid on such schedule as shall be determined from time to time by the Board. Dividends may be paid in the form of additional shares of Class B Stock, in cash, in any combination thereof, or in such other form as the Bank may determine at the time of such dividend distribution.
c.Limitation of Issuance. The Bank shall not, under any circumstances, declare or pay any dividends on its capital stock if in doing so (and taking into account the effect of any such dividend) the Bank would fail to meet any of its Capital Requirements. Nor shall the Bank declare any dividend on its capital stock if (i) the Bank is not then in compliance with any one or more of its Capital Requirements; or (ii) the Bank determines that to do so would create a safety and soundness issue for the Bank.
d.Dividends Made In Error. If any dividends are paid in error by the Bank in contravention of Section VI.5.c., the Members receiving such dividends shall return to the Bank all such dividends within thirty (30) calendar days of written notification by the Bank. In requiring the return of such distributions, the Bank shall incur no liability to its Members.
6.Transfer of Capital Stock. Any stock issued by the Bank shall be tradable and transferable only between the Bank and its Members. Any transfer shall be undertaken only in accordance with Section 1277.25 of the Regulations. Upon application of the Member as set forth below and the approval of the Bank, a Member may transfer any number of shares of Class B Stock actually held in the Member’s Excess Stock Account to another Member of the Bank or to an institution that has been approved for and has satisfied all the conditions of membership in the Bank other than the purchase of Required Shares. Such transfers shall be made at the par value of One Hundred Dollars ($100) per share. The Bank shall serve as transfer agent for the Class B Stock.
A Member wishing to transfer all or a portion of its Member Excess Stock to another Member must submit a request in writing to the Bank at least thirty (30) calendar days prior to the date the transfer is desired to take place (“Transfer Request”). The Transfer Request shall include: (1) the names of the Members wishing to consummate the transfer; (2) the number of shares of Class B Stock to be transferred; (3) the desired date of transfer; (4) a brief statement as to the reason(s) for the transfer; and (5) the authorized signature of each party to the proposed transaction indicating its respective desire to execute the transfer. Upon receipt of the Transfer Request, the Bank shall evaluate the request and, no later than the third business day prior to the date of transfer, in its sole discretion, either approve or disapprove the transfer.
7.Redemption and Repurchase of Capital Stock.
a.Redemption of Member Excess Stock. A Member may request that the Bank redeem all or any portion of the Member’s shares of Class B Stock, without affecting the Member’s membership status, by submitting a Redemption Notice to the Bank. The Redemption Notice shall state the number of shares of Class B Stock targeted for redemption, and a Member may not have more than one Redemption Notice outstanding at any time covering the same shares of Class B Stock. Until the shares are redeemed, or earlier repurchased pursuant to Section VI.7.b., a Member shall continue to receive dividends on the shares of Class B Stock targeted for redemption. Subject to Sections VI.10., 11. and 12., at the end of the Redemption Period (unless the Redemption Notice has been cancelled), the Bank shall redeem, in accordance with Section VI.7.c., all of the shares of Class B Stock covered by the Redemption Notice that are Member Excess Stock on the date the Redemption Notice becomes effective. If the Bank is unable to redeem all or any portion of those shares of Class B Stock at the end of the Redemption Period because of restrictions set forth in this Capital Plan, the Act or the Regulations, the Bank may redeem the shares, without further notice or waiting period, when and as permitted by this Capital Plan and, if applicable, permitted or required by the Finance Agency. If at any time the Bank is able to redeem some, but not all, of the shares of Class B Stock that are covered by effective Redemption Notices, the Bank shall honor the redemption requests on a first come/first served basis, based upon the date and time such Redemption Notices were marked received by the Bank.
b.Repurchase of Member Excess Stock. Subject to Sections VI.10., 11. and 12., the Bank shall have the right at any time and with any frequency to repurchase, in accordance with Section VI.7.c., all or any portion of its Members’ Member Excess Stock, above their Protected Excess Stock. Any such repurchase shall be at the sole discretion of the Bank and shall be initiated by giving each affected Member no less than five (5) calendar days’ prior written notice. If and when the Bank determines to repurchase Member Excess Stock, the Bank shall first purchase any shares of Class B Stock for which Redemption Notices have become effective but have not been fully honored, in the order in which those Redemption Notices became effective. To the extent the Bank has determined to repurchase more shares of Class B Stock, it then shall repurchase those shares for which Redemption Notices have been filed but not yet become effective, in the order in which those Notices were filed. In the event the Bank determines to repurchase more shares of Class B Stock than are currently covered by outstanding Redemption Notices, the Bank shall repurchase the additional shares from each Member having a positive number of shares in its Member Excess Stock Account after deducting each Member’s Protected Excess Stock, in the same proportion to the total number of shares of Class B Stock subject to such repurchase. The Protected Excess Stock percentage and numerical levels may be set from time to time and calculated as set forth on Schedule A, and shall be subject to periodic review and adjustment as determined by the Board in their sole discretion within the following percent and numerical level ranges: (i) zero percent (0.0%) to thirty percent (30.0%) of a Member’s

Minimum Required Shares; and (ii) zero to thirty thousand (30,000) shares of Member Excess Stock with a maximum par value of Three Million Dollars ($3,000,000).
c.Redemption and Repurchase Price. All redemptions and repurchases of shares of Class B Stock shall be made by the Bank in immediately available funds at the par value of One Hundred Dollars ($100) per share. Once a share is redeemed or repurchased, pursuant to Sections VI.7.a. and VI.7.b. and subject to Section VI.5.b., the Member’s rights and privileges and the Bank’s obligations with respect to such share shall immediately terminate and the Member shall be deemed to have surrendered the share to the Bank.
d.Cancellation of Redemption Notice. A Member shall have five (5) calendar days from the date the Bank receives a Redemption Notice from the Member to submit a Cancellation Notice to the Bank and to cancel that Redemption Notice without penalty or fee. If a Member desires to cancel a Redemption Notice after the five (5) calendar day grace period has expired, the Member may do so by providing a Cancellation Notice to the Bank, but the Bank shall charge a Cancellation Fee, as a percent of the par value of the Class B Stock referenced in the Redemption Notice, based upon the year in which the Redemption Notice is cancelled according to the following schedule: two percent (2%) in the first year, three percent (3%) in the second year, four percent (4%) in the third year, five percent (5%) in the fourth year, and six percent (6%) in the fifth year. To be effective, the Cancellation Notice must be received by the Bank before the Redemption Notice to which it relates becomes effective and before the Bank repurchases the shares of stock referenced in the Redemption Notice. From time to time, the Board, in its sole discretion, may waive the Cancellation Fee if it has a bona fide business purpose for doing so and the waiver is consistent with Section 1427(j) of the Act or may change the Cancellation Fee schedule to reduce all or any portion of the Fee.
e.Automatic Cancellation of Redemption. A Member’s Redemption Notice shall automatically be cancelled to the extent the Bank is prevented from redeeming any Class B Stock which is the subject of the Notice within five (5) business days after the end of the Redemption Period because the Member would fail to maintain its minimum investment in the stock of the Bank after such redemption. The automatic cancellation of a Member’s Redemption Notice shall have the same effect as if the Member had cancelled its Redemption Notice pursuant to Section VI.7.d., including the applicability of the Cancellation Fee specified therein.
8.Termination of Membership.
a.Voluntary Withdrawal. Any Member may initiate its withdrawal from membership in the Bank by filing a Withdrawal Notice with the Bank. Within ten (10) calendar days of receiving such Withdrawal Notice, the Bank shall forward a copy of the Withdrawal Notice to the Finance Agency. During the Withdrawal Period, the Member shall be entitled to dividends, voting rights, and other membership rights commensurate with continuing stock ownership. Subject to Section VI.8.d. and Sections VI.10., 11. and 12., and provided that the Withdrawal Notice has not been cancelled in accordance with Section VI.8.b., at the expiration of the Withdrawal Period, (a) the institution’s membership in the Bank shall terminate, (b) the Bank shall redeem, in immediately available funds at their par value (less any obligations due and owing by the institution to the Bank), the shares of Class B Stock owned by the institution on the date the Withdrawal Notice was filed and (c) the institution shall not be entitled to any other rights or privileges accorded to Members; provided, however, that the institution may receive dividends earned pursuant to Section VI.5.b., to the extent that those dividend payments exceed any such obligations due and owing to the Bank. If the Bank is unable to redeem the shares of Class B Stock at the end of the Withdrawal Period because of restrictions set forth in this Capital Plan, the Act or the Regulations, the Bank may redeem the shares, without further notice or waiting period, when and as permitted by this Capital Plan and, if applicable, permitted or required by the Finance Agency. If at any time the Bank is able to redeem some, but not all, of the shares of Class B Stock subject to Withdrawal Notices, the Bank shall honor the Withdrawal Notices on a first come/first served basis, based upon the date and time such Withdrawal Notices became effective. The Withdrawal Period shall automatically commence for any additional shares of Class B Stock acquired by the institution (by purchase or in the form of Stock Dividends) after the date the Withdrawal Notice initially was filed on the date the additional shares are received. In its sole discretion, the Bank may repurchase such after-acquired shares from time to time, provided that they are not required to support any indebtedness of the institution to, or business transaction of the institution with, the Bank.
b.Cancellation of Withdrawal Notice. A Member shall have thirty (30) calendar days from the date the Bank receives the Member’s Withdrawal Notice to submit a Cancellation Notice to the Bank and to cancel the Withdrawal Notice without penalty or fee. If a Member desires to cancel a Withdrawal Notice after the thirty (30) calendar day grace period has expired, the Member may do so by providing a Cancellation Notice to the Bank, but the Bank shall charge a Cancellation Fee, as a percent of the par value of the Class B Stock referenced in the Withdrawal Notice, based upon the year in which the Withdrawal Notice is cancelled according to the following initial schedule: two percent (2%) in the first year, three percent (3%) in the second year, four percent (4%) in the third year, five percent (5%) in the fourth year, and six percent (6%) in the fifth year. To be effective, the Cancellation Notice must be received by the Bank before the Withdrawal Notice becomes effective. From time to time, the Board, in its sole discretion, may waive the Cancellation Fee if it has a bona fide business purpose for doing so and the waiver is consistent with Section 1427(j) of the Act or may change the Cancellation Fee schedule to reduce all or any portion of the Fee. The Board may, in its sole discretion, establish a Cancellation Fee applicable to Withdrawal Notices that is different than the Cancellation Fee applicable to Redemption Notices.
c.Involuntary Withdrawal. The Board may terminate the membership of any institution that (i) fails to comply with any requirement of this Capital Plan, the Act or any Regulation prescribed under the Act, in effect from time to time, (ii) becomes insolvent or otherwise subject to the appointment of a conservator, receiver, or other legal custodian under federal law or state law applicable to the institution, or (iii) would jeopardize the safety or soundness of the Bank if it were to remain a Member. The institution’s membership in the Bank shall terminate as of the date the Board acts, at which time a five- (5-) year redemption period for the shares of Class B Stock owned by the institution on that date shall commence and after which the institution shall not be entitled to any rights or privileges accorded to Members; provided, however, the institution may receive dividends earned pursuant to Section VI.5.b. until its Class B Stock is redeemed. At the end of the redemption period provided for in this Section VI.8.c., and subject to Section VI.8.d., the Bank shall redeem, in immediately available funds at their par value (less any obligations due and owing by the institution to the Bank), the shares of Class B Stock owned by the institution on the date the institution’s membership in the Bank terminated. A five- (5-) year redemption period shall automatically commence for any shares of Class B Stock acquired by the institution as Stock Dividends after the date on which the institution’s membership in the Bank terminated. In its sole discretion, the Bank may repurchase such after-acquired shares from time to time, provided that they are not required to support any indebtedness of the institution to, or business transaction of the institution with, the Bank.
d.Additional Conditions Relating to Withdrawal. A Member’s voluntary withdrawal pursuant to Section VI.8.a., or involuntary withdrawal pursuant to Section VI.8.c., as a Member of the Bank shall be effective as of the applicable date specified in each such Section and, thereafter, regardless of any shares of the Bank’s capital stock still held (as contemplated by the following sentence), the Member shall no longer be a Member and shall have no rights accorded to Members other than as are specified in the applicable Section. Notwithstanding the provisions of those Sections or any other provision of this Capital Plan, the Bank shall not redeem or repurchase shares of Class B Stock from an institution that has withdrawn from membership in the Bank, or that otherwise has had its membership in the Bank terminated, to the extent that those shares are required to support any indebtedness of the institution to, or business transaction of the institution with, the Bank until after such indebtedness or business transaction has been extinguished or settled as follows: (x) for types i, ii, and iv of Mission Asset Activity up to the Activity Stock Requirement in effect from time to time; (y) for type iii of Mission Asset Activity, four and a half percent (4.50%) of the aggregate outstanding amount of letters of credit; and (z) any other obligations due and owing by the institution to the Bank, the full amount due and owing as determined by the Bank in its sole discretion.
For purposes of determining the number of shares of Class B Stock required to support an institution’s remaining indebtedness to or business transactions with the Bank, all shares of Membership Stock held by the institution on the effective date of withdrawal, as well as all shares subsequently received as Stock Dividends, shall be classified as Activity Stock. In particular, but without limitation, this Section VI.8.d. shall operate so that if a receiver or similar liquidating entity or legal custodian has been appointed for a Member and/or its assets, and the Bank has terminated the Member’s and/or the entity’s membership, the Member’s and/or entity’s Membership Stock obligation on the effective date of termination shall be zero, and all such Membership Stock shall by operation of this Section VI.8.d. be automatically converted to Activity Stock.
e.Rejoining After Divestiture of All Shares of Stock. Except as provided herein, and notwithstanding any other provision of the Act, an institution that divests all shares of stock in the Bank or any other Federal Home Loan Bank may not, after such divestiture, acquire shares of the Bank before the end of a five- (5-) year period beginning on the date of the completion of such divestiture, except as provided in Section VI.9.
9.Consolidation of Members.
a.Consolidation of Members of the Bank. Upon Consolidation of two or more Members of the Bank into one institution operating under the charter of one of the consolidating institutions, the transfer of Class B Stock owned by the disappearing institution(s) to the consolidated institution shall be deemed approved by the Bank. All shares of Class B Stock shall be allocated to the consolidated institution’s stock accounts pursuant to Section VI.2. hereof and any share of Class B Stock thereby in such consolidated institution’s Member Excess Stock Account may be redeemed in a manner consistent with the terms and conditions of this Capital Plan.

b.Consolidation of a Member into a Member of Another Federal Home Loan Bank. If a Member is consolidated with and into a member of a Federal Home Loan Bank other than the Bank, and, after the Consolidation, the Member is to operate under the charter of the consolidated institution, the Member’s membership in the Bank shall terminate upon cancellation of its charter; provided, however, that if more than eighty percent (80%) of the assets of the consolidated institution are derived from the assets of the disappearing Member, then the consolidated institution shall continue to be a Member of the Bank. In the event of a termination as provided in this Section VI.9.b., liquidation of the Member’s shares of Class B Stock shall be in accordance with the Act and Section 1263.24 of the Regulations.
c.Consolidation of a Member into a Non-Member. If a Member is consolidated with and into an institution that is not a member of any Federal Home Loan Bank, the Member’s membership in the Bank shall terminate upon cancellation of the Member’s charter. In the event that the consolidated institution has its principal place of business within the District of the Bank, the consolidated institution shall have sixty (60) calendar days after the cancellation of the Member’s charter to notify the Bank that the consolidated institution intends to apply for membership in the Bank. The consolidated institution shall then have sixty (60) calendar days from the aforementioned notice to apply for membership in the Bank. Prior to membership approval for the consolidated institution, the disappearing institution may continue to hold any outstanding Bank advances and shares of Class B Stock, and the consolidated institution shall have the rights associated with such shares of Class B Stock. The consolidated institution shall, within sixty (60) calendar days of its approval for membership status, purchase shares of Class B Stock as necessary to satisfy the Member’s Required Shares. If the consolidated institution does not apply for membership, or if its application for membership is denied, then the liquidation of any outstanding indebtedness owed to the Bank and the redemption of the Member’s shares of Class B Stock shall be carried out in accordance with the Act and Section 1263.29 of the Regulations.
10.Failure to Meet Capital Requirements. Notwithstanding any other provision of this Capital Plan, the Bank may not redeem or repurchase any shares of its capital stock if the Bank is not then in compliance with any one or more of its Capital Requirements or if following the redemption or repurchase, the Bank would fail to meet any of its Capital Requirements or the Member would fail to maintain its minimum investment in the capital stock of the Bank as required by the Regulations and this Capital Plan.
11.Capital Impairment. In accordance with Section 1277.27(a) of the Regulations, the Bank may not and shall not redeem or repurchase any capital stock without the prior written approval of the Finance Agency, if the Finance Agency or the Board has determined that the Bank has at the time of such proposed redemption or repurchase incurred, or is likely to incur, losses that result in, or are likely to result in, Charges Against the Capital of the Bank. This prohibition shall apply even if the Bank is in compliance with its Capital Requirements, and shall remain in effect for however long the Bank continues to incur such Charges, or until the Finance Agency determines such Charges are not expected to continue, or otherwise in accordance with the Act, the Regulations and any applicable rulings of the Finance Agency.
12.Bank’s Discretion to Suspend Redemption.
a.General. In accordance with Section 1277.27(b) of the Regulations, the Bank, upon the approval of the Board, or a subcommittee thereof, may suspend the redemption of any of the Bank’s stock if the Bank reasonably believes that the continued

redemption of stock would cause the Bank to fail to meet its Capital Requirements, would prevent the Bank from maintaining adequate capital against potential risk that may not be adequately reflected in its Capital Requirements, or would otherwise prevent the Bank from operating in a safe and sound manner. The Bank shall notify the Finance Agency within two business days of the date of its decision to suspend the redemption of stock, informing the Finance Agency of the reasons for the suspension and of the Bank’s strategies and timeframes for addressing the conditions that led to the suspension. The Finance Agency may require the Bank to re-institute the redemption of stock. The Bank shall not repurchase any stock without the written permission of the Finance Agency during any period in which the Bank has suspended redemption of stock under this Section VI.12.
b.Additional Requirements. The Bank shall comply with the minimum leverage and risk-based capital requirements specified in Sections 1277.2(b) and 1277.3 of the Regulations, respectively, and each Member shall comply with the minimum stock investment established in this Capital Plan.
ARTICLE VII

LIQUIDATION OR MERGER OF THE BANK
In the event that the Bank is liquidated, or is merged or otherwise consolidated with another Federal Home Loan Bank, the rights and obligations of the Members shall be as follows: (A) If the Bank is merged or otherwise consolidated into another Federal Home Loan Bank (an “FHLBank”), the Members shall have the option (after reasonable notice) to (1) receive par value for each share of Class B Stock then owned by the Members; provided, however, that (i) the Bank first meets its financial obligations to all non-Member creditors of the Bank (excluding the purchasing FHLBank and/or the FHLBank into which the Bank is to be merged) and (ii) the Bank retains sufficient reserve funds to accommodate reasonable debts that may arise or accrue after the date of the merger or consolidation (excluding debts related to the merger); (2) remain Members of the FHLBank into which the Bank is merged by converting or exchanging shares of Class B Stock for the stock of the surviving FHLBank and by satisfying the terms and conditions set by the surviving FHLBank and the Bank for such conversion or exchange, subject to the rights and obligations of Members of such surviving FHLBank; or (3) accept such other terms and conditions as may be presented to the Members at the time of the merger and/or consolidation. (B) If another FHLBank is merged or consolidated into the Bank, Members’ rights and obligations with respect to their Class B Stock shall continue to be as outlined in this Capital Plan as such Capital Plan may be modified and/or restated from time to time. (C) If the Bank is liquidated, the assets of the Bank shall be distributed as then directed by the Board in compliance with this Capital Plan, the Act, the Regulations and any applicable rulings of the Finance Agency.
The provisions of this Article VII are subject to the right of the Finance Agency otherwise to liquidate, merge or consolidate the Bank in accordance with the authority granted to the Finance Agency by the Act and the Regulations.
ARTICLE VIII

PERIODIC REVIEW AND AMENDMENT
1.Periodic Review. The Board shall monitor and adjust, as necessary, the numbers of shares of Class B Stock required to be held in Members’ Membership Stock Accounts and

Activity Stock Accounts to ensure that the amounts invested are sufficient to allow the Bank to comply with its Capital Requirements. In addition, to maintain prudent capitalization and ongoing compliance with the Act and the Regulations, the Board shall review the Bank’s Capital Plan at least once every calendar year to determine whether any amendments are required. Pursuant to and consistent with the Act and the Regulations of the Finance Agency, the Bank shall amend this Capital Plan as set forth in Section VIII.2. herein to effectuate any changes deemed necessary.
2.Amendment. The Board may, from time to time, adopt amendments to this Capital Plan. All amendments shall be submitted to and approved by the Finance Agency before such amendments will be effective. After receipt of approval from the Finance Agency, such amendments shall be effective fifteen (15) calendar days after written notice to the Members, unless another date is specified in the notice.
ARTICLE IX

MISCELLANEOUS
1.Prompt Compliance: Use of Member Demand Deposit Accounts. Each Member shall comply promptly with the terms and conditions of this Capital Plan and with any changes thereto that may be adopted by the Bank from time to time, including any changes that may lead to an increase in the number of a Member’s Required Shares. On or before the effective date of any such change, the Member shall place sufficient immediately available funds in its demand deposit account with the Bank to cover any necessary purchase of additional Required Shares. In order to effectuate prompt compliance, the Bank is authorized to issue stock in the name of a Member and to withdraw appropriate payment from the Member’s demand deposit account.
2.Maintenance and Interpretation of the Plan. The President of the Bank and/or his designees shall have the right and the responsibility to (a) establish operating procedures for implementation and maintenance of this Capital Plan and (b) interpret any issues that may arise with respect to the application of the Capital Plan and its effect on any one or more Members of the Bank in a manner consistent with the Act, the Regulations and any applicable rulings of the Finance Agency.
3.Errors Discovered in Capital Stock Calculations. In the event that any inadvertent error(s) are discovered regarding calculations made in reference to a Member’s Required Shares and/or its Member Excess Stock, the Bank shall immediately correct such errors and make such adjustments as are warranted to remedy the discovered error(s).
4.Liquidation of Claims Against a Member.
a.In General. If a Member withdraws from membership or its membership is otherwise terminated, the Bank, in its sole discretion, shall determine an orderly manner for liquidating all indebtedness owed by the institution to the Bank and for settling all other claims against the institution. After the obligations and claims have been extinguished or settled, the Bank shall return to the institution the collateral pledged by the institution to the Bank to secure its obligations to the Bank.
b.Lien on Capital Stock. The Bank shall have a lien on all of the Class B Stock owned by a Member, Former Member or any institution with ownership claims on any Class B Stock through withdrawal or Consolidation, and all dividends and other proceeds of such Class B Stock, to secure the performance by the Member or any institution of its obligations pursuant to this Capital Plan and to secure its performance with respect to any obligations due and owing to the Bank or any transaction with the Bank. The Bank shall not redeem or repurchase any Class B Stock that is required to meet and maintain the Required Shares under this Capital Plan until after the relevant obligations or transactions have been extinguished or settled. The Bank shall have the right to collect any dividends and other proceeds of Class B Stock otherwise payable to a Member or institution in default to satisfy any monetary obligations of the Member or institution to the Bank or, in the sole discretion of the Bank, to pay any Stock Dividends.
c.Prepayment Fees. Claims of the Bank against a Member, including claims for any applicable prepayment fees or penalties resulting from prepayment of advances prior to stated maturity, shall be liquidated in an orderly manner, as determined by the Bank.

5.Calculation of Time Periods. Except for time periods related to the calculation and payment of dividends, whenever any time period specified in this Capital Plan ends on a day on which the Bank is not open for business, the time period shall be deemed to end on the following business day.
6.Limitation on Discretion. Any discretion granted to the Board under this Capital Plan shall be limited by applicable authority accorded to the Finance Agency pursuant to the Act and the Regulations.
7.Notices. Any written notices to Members pursuant to the terms of this Capital Plan may be made through mailing or electronic means.
ARTICLE X

RESTRICTED RETAINED EARNINGS
The provisions of Sections 1 through 4 of this Article X shall become effective upon, and only upon, the occurrence of the Interim Capital Plan Amendment Implementation Date as defined in this Retained Earnings Capital Plan Amendment. Until the Restriction Termination Date, in the event of any conflict between Sections X.1. through X.4. and the remainder of this Capital Plan, the applicable terms of Sections X.1. through X.4. shall govern and shall be interpreted in a manner such that the restrictions set forth therein are supplementary to, and not in lieu of, the requirements of the remainder of this Capital Plan.
1.Definitions Applicable to This Article X of the Capital Plan.
As used in this Article X, the following capitalized terms shall have the following meanings. Other capitalized terms used but not defined in this Article X, shall have the meanings set forth in Article II of this Capital Plan.
“Adjustment to Prior Net Income” means either an increase, or a decrease, to a prior calendar quarter’s Quarterly Net Income subsequent to the date on which any allocation to Restricted Retained Earnings for such calendar quarter was made.
“Agreement” means the Joint Capital Enhancement Agreement adopted by the FHLBanks on the Agreement Effective Date and amended on the date on which the Finance Agency has approved the Retained Earnings Capital Plan Amendments for all of the FHLBanks that have issued capital stock pursuant to a capital plan as of the Agreement Effective Date.

“Agreement Effective Date” means February 28, 2011.
“Allocation Termination Date” means the date the Bank’s obligation to make allocations to its Restricted Retained Earnings account is terminated permanently. That date is determined pursuant to Section X.4. of this Capital Plan.
“Automatic Termination Event” means (i) a change in the Act or another applicable statute, occurring subsequent to the Agreement Effective Date, that will have the effect of creating a new, or higher, assessment or taxation on the net income or capital of the FHLBanks, or (ii) a change in the Act, another applicable statute, or the Regulations, occurring subsequent to the Agreement Effective Date, that will result in a higher mandatory allocation of an FHLBank’s Quarterly Net Income to any Retained Earnings account than the annual amount, or total amount, specified in an FHLBank’s capital plan as in effect immediately prior to the Automatic Termination Event.
“Automatic Termination Event Declaration Date” means the date specified in Section X.1.a.i. or X.1.a.ii. of this Capital Plan.
“Bank’s Total Consolidated Obligations” means the daily average carrying value for the calendar quarter, excluding the impact of fair value adjustments (i.e., fair value option and hedging adjustments), of the Bank’s portion of outstanding FHLBank System Consolidated Obligations for which it is the primary obligor.
“Declaration of Automatic Termination” means a signed statement, executed by officers authorized to sign on behalf of each FHLBank that is a signatory to the statement, in which at least two-thirds (2/3) of the then existing FHLBanks declare their concurrence that a specific statutory or regulatory change meets the definition of an Automatic Termination Event.
“Dividend” means a distribution of cash, stock or other property to a Stockholder with respect to its holdings of capital stock.
“Dividend Restriction Period” means any calendar quarter: (i) that includes the REFCORP Termination Date, or occurs subsequent to the REFCORP Termination Date; (ii) that occurs prior to an Allocation Termination Date; and (iii) during which the amount of the Bank’s Restricted Retained Earnings is less than the amount of the Bank’s RREM. If the amount of the Bank’s Restricted Retained Earnings is at least equal to the amount of the Bank’s RREM, and subsequently the Bank’s Restricted Retained Earnings becomes less than its RREM, the Bank shall be deemed to be in a Dividend Restriction Period (unless an Allocation Termination Date has occurred).
“FHLBank” means a Federal Home Loan Bank chartered under the Act.
“FHLBank System Consolidated Obligation” means any bond, debenture, or note authorized under the Regulations to be issued jointly by the FHLBanks pursuant to Section 11(a) of the Act, or any bond or note previously issued by the Federal Housing Finance Board on behalf of all FHLBanks pursuant to Section 11(c) of the Act, on which the FHLBanks are jointly and severally liable, or any other instrument issued through the Office of Finance, or any successor thereto, under the Act that is a joint and several liability of all the FHLBanks.
“Interim Capital Plan Amendment Implementation Date” means 31 days after the date by which the Finance Agency has approved a capital plan amendment substantially the same as the

Retained Earnings Capital Plan Amendment for all the FHLBanks that have issued capital stock pursuant to a capital plan as of the Agreement Effective Date.
“Net Loss” means that the Quarterly Net Income of the Bank is negative, or that the annual net income of the Bank calculated on the same basis is negative.
“Quarterly Net Income” means the amount of net income of the Bank for a calendar quarter calculated in accordance with GAAP, after deducting the Bank’s required contributions for that quarter to the Affordable Housing Program under Section 10(j) of the Act, as reported in the Bank’s quarterly and annual financial statements filed with the Securities and Exchange Commission.
“REFCORP Termination Date” means the last day of the calendar quarter in which the FHLBanks’ final regular payments are made on obligations to REFCORP in accordance with Section 997.5 of the Regulations and Section 21B(f) of the Act.
“Regular Contribution Amount” means the result of (i) 20 percent of Quarterly Net Income; plus (ii) 20 percent of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 20 percent of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter.
“Restricted Retained Earnings” means the cumulative amount of Quarterly Net Income and Adjustments to Prior Net Income allocated to the Bank’s Retained Earnings account restricted pursuant to the Retained Earnings Capital Plan Amendment, and does not include amounts retained in: (i) any accounts in existence at the Bank on the Agreement Effective Date; or (ii) any other Retained Earnings accounts subject to restrictions that are not part of the terms of the Retained Earnings Capital Plan Amendment.
“Restricted Retained Earnings Minimum” (“RREM”) means a level of Restricted Retained Earnings calculated as of the last day of each calendar quarter equal to one percent of the Bank’s Total Consolidated Obligations.
“Restriction Termination Date” means the date the restriction on the Bank paying Dividends out of the Restricted Retained Earnings account, or otherwise reallocating funds from the Restricted Retained Earnings account, is terminated permanently. That date is determined pursuant to Section X.4. of this Capital Plan.
“Retained Earnings” means the retained earnings of the Bank calculated pursuant to GAAP.
“Retained Earnings Capital Plan Amendment” means the amendment to this Capital Plan, made a part thereof, adopted effective on the Interim Capital Plan Amendment Implementation Date adding this Article X to the Capital Plan.
“Special Contribution Amount” means the result of: (i) 50 percent of Quarterly Net Income; plus (ii) 50 percent of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 50 percent of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made by the current calendar quarter.
“Stockholder” means: (i) an institution that has been approved for membership in the Bank, and has purchased capital stock in accordance with this Capital Plan and the Regulations; (ii) a former member of the Bank that continues to own capital stock; or (iii) a successor to an entity that was a member of the Bank that continues to own capital stock.
“Total Capital” means Retained Earnings, the amount paid-in for capital stock, the amount of any general allowance for losses, and the amount of other instruments that the Finance Agency has determined to be available to absorb losses incurred by the Bank.
2.Establishment of Restricted Retained Earnings.
a.Segregation of Account. No later than the REFCORP Termination Date, the Bank shall establish an account in its official books and records in which to allocate its Restricted Retained Earnings, with such account being segregated on its books and records from the Bank’s Retained Earnings that are not Restricted Retained Earnings for purposes of tracking the accumulation of Restricted Retained Earnings and enforcing the restrictions on the use of the Restricted Retained Earnings imposed in the Retained Earnings Capital Plan Amendment.
b.Funding of Account.
(i)Date on which Allocation Begins. The Bank shall allocate to its Restricted Retained Earnings account an amount at least equal to the Regular Contribution Amount beginning on the REFCORP Termination Date. The Bank shall allocate amounts to the Restricted Retained Earnings account only through contributions from its Quarterly Net Income or Adjustments to Prior Net Income occurring on or after the REFCORP Termination Date, but nothing in the Retained Earnings Capital Plan Amendment shall prevent the Bank from allocating a greater percentage of its Quarterly Net Income or positive Adjustment to Prior Net Income to its Restricted Retained Earnings account than the percentages set forth in the Retained Earning Capital Plan Amendment.
(ii)Ongoing Allocation. During any Dividend Restriction Period that occurs before the Allocation Termination Date, the Bank shall continue to allocate its Regular Contribution Amount (or when and if required under Section X.2.b.iv. below, its Special Contribution Amount) to its Restricted Retained Earnings.
(iii)Treatment of Quarterly Net Losses and Annual Net Losses. In the event the Bank sustains a Net Loss for a calendar quarter, the following shall apply: (A) to the extent that its cumulative calendar year-to-date net income is positive at the end of such quarter, the Bank may decrease the amount of its Restricted Retained Earnings such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date at the end of such quarter is equal to 20 percent of the amount of such cumulative calendar year-to-date net income; (B) to the extent that its cumulative calendar year-to-date net income is negative at the end of such quarter (x) the Bank may decrease the amount of its Restricted Retained Earnings account such that the cumulative addition calendar year-to-date to the Restricted Retained Earnings account at the end of such quarter is zero, and (y) the Bank shall apply any remaining portion of the Net Loss for the calendar quarter first to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter may apply any remaining portion of the Net Loss for the calendar quarter to reduce Restricted Retained Earnings; and (C) for any subsequent calendar quarter in the same calendar year, the Bank may decrease the amount of its quarterly allocation to its Restricted Retained Earnings account in that subsequent calendar quarter such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date is equal to 20 percent of the amount of such cumulative calendar year-to-date net income.
In the event the Bank sustains a Net Loss for a calendar year, any such Net Loss first shall be applied to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter any remaining portion of the Net Loss for the calendar year may be applied to reduce Restricted Retained Earnings.
(iv)Funding at the Special Contribution Amount. If during a Dividend Restriction Period, the amount of the Bank’s Restricted Retained Earnings decreases in any calendar quarter, except as provided in Sections X.2.b.iii.A. and X.2.b.iii.B.x. above, the Bank shall allocate the Special Contribution Amount to its Restricted Retained Earnings account beginning at the following calendar quarter-end (except as provided in the last sentence of this subsection). Thereafter, the Bank shall continue to allocate the Special Contribution Amount to its Restricted Retained Earnings account until the cumulative difference between: (A) the allocations made using the Special Contribution Amount; and (B) the allocations that would have been made if the Regular Contribution Amount applied, is equal to the amount of the prior decrease in the amount of its Restricted Retained Earnings account arising from the application of Section X.2.b.iii.B.y. If at any calendar quarter-end the allocation of the Special Contribution Amount would result in a cumulative allocation in excess of such prior decrease in the amount of Restricted Retained Earnings: (x) the Bank may allocate such percentage of Quarterly Net Income to the Restricted Retained Earnings account that shall exactly restore the amount of the prior decrease, plus the amount of the Regular Contribution Amount for that quarter; and (y) the Bank in subsequent quarters shall revert to paying at least the Regular Contribution Amount.
(v)Release of Restricted Retained Earnings. If the Bank’s RREM decreases from time to time due to fluctuations in the Bank’s Total Consolidated Obligations, amounts in the Restricted Retained Earnings account in excess of 150 percent of the RREM may be released by the Bank from the restrictions otherwise imposed on such amounts pursuant to the provisions of the Retained Earnings Capital Plan Amendment, and reallocated to its Retained Earnings that are not Restricted Retained Earnings. Until the Restriction Termination Date, the Bank may not otherwise reallocate amounts in its Restricted Retained Earnings account (provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to subsection (iii) above is not a reallocation).
(vi)No Effect on Rights of Shareholders as Owners of Retained Earnings. In the event of the liquidation of the Bank, or a taking of the Bank’s

Retained Earnings by any future federal action, nothing in the Retained Earnings Capital Plan Amendment shall change the rights of the holders of the Bank’s Class B Stock that confer ownership of Retained Earnings, including Restricted Retained Earnings, as granted under Section 6(h) of the Act.
3.Limitation on Dividends, Stock Purchase and Stock Redemption.
a.General Rule on Dividends. From the REFCORP Termination Date through the Restriction Termination Date, the Bank may not pay Dividends, or otherwise reallocate funds (except as expressly provided in Section X.2.b.v., and further provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to Section X.2.b.iii. is not a reallocation), out of Restricted Retained Earnings. During a Dividend Restriction Period, the Bank may not pay Dividends out of the amount of Quarterly Net Income required to be allocated to Restricted Retained Earnings.
b.Limitations on Repurchase and Redemption. From the REFCORP Termination Date through the Restriction Termination Date, the Bank shall not engage in a repurchase or redemption transaction if following such transaction the Bank’s Total Capital as reported to the Finance Agency falls below the Bank’s aggregate paid-in amount of capital stock.
4.Termination of Retained Earnings Capital Plan Amendment Obligations.
a.Notice of Automatic Termination Event.
(i)Action by FHLBanks. If the Bank desires to assert that an Automatic Termination Event has occurred (or will occur on the effective date of a change in a statute or the Regulations), the Bank shall provide prompt written notice to all of the other FHLBanks (and provide a copy to the Finance Agency) identifying the specific statutory or regulatory change that is the basis for the assertion. For the purposes of this section, “prompt written notice” means notice delivered no later than 90 calendar days subsequent to: (A) the date the specific statutory change takes effect; or (B) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.
If within 60 calendar days of transmission of such written notice to all of the other FHLBanks, at least two-thirds (2/3) of the then existing FHLBanks (including the Bank) execute a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event, then the Declaration of Automatic Termination shall be delivered by the Bank to the Finance Agency within 10 calendar days of the date that the Declaration of Automatic Termination is executed. After the expiration of a 60 calendar day period that begins when the Declaration of Automatic Termination is delivered to the Finance Agency, or is delivered to the Finance Agency by another FHLBank pursuant to the terms of its capital plan, an Automatic Termination Event Declaration Date shall be deemed to occur (except as provided in section X.4.a.iii.
If a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event has not been executed by at least the required two-thirds (2/3) of the then existing FHLBanks within 60 calendar days of transmission of such notice to all of the other FHLBanks, the Bank may request a determination from the Finance Agency that the specific statutory or regulatory change constitutes an Automatic Termination Event. Such request must be filed with the Finance Agency within 10 calendar days after the expiration of the 60 calendar day period that begins upon transmission of the written notice of the basis of the assertion to all of the other FHLBanks.
(ii)Action by Finance Agency. The Bank may request a determination from the Finance Agency that a specific statutory or regulatory change constitutes an Automatic Termination Event and may claim that an Automatic Termination Event has occurred, or will occur, with respect to a specific statutory or regulatory change only if the Bank has complied with the time limitations and procedures of Section X.4.a.i.
If within 60 calendar days after the Bank delivers such a request to the Finance Agency, or another FHLBank delivers such a request pursuant to its capital plan, the Finance Agency provides the requesting FHLBank with a written determination that a specific statutory or regulatory change is an Automatic Termination Event, then an Automatic Termination Event Declaration Date shall be deemed to occur as of the expiration of such 60 calendar day period (except as provided in Section X.4.a.iii). The date of the Automatic Termination Event Declaration Date shall be as of the expiration of such 60 calendar day period (except as provided in Section X.4.a.iii) no matter on which day prior to the expiration of the 60 calendar day period the Finance Agency has provided its written determination.
If the Finance Agency fails to make a determination within 60 calendar days after an FHLBank delivers such request to the Finance Agency, then an Automatic Termination Event Declaration Date shall be deemed to occur as of the date of the expiration of such 60 calendar day period (except as provided in subsection X.4.a.iii.); provided, however, that the Finance Agency may make a written request for information from that FHLBank, and toll such 60 calendar day period from the date that the Finance Agency transmits its request until that FHLBank delivers to the Finance Agency information responsive to its request.
If within 60 calendar days after an FHLBank delivers to the Finance Agency a request for determination that a specific statutory or regulatory change constitutes an Automatic Termination Event (or such longer period if the 60 calendar day period is tolled pursuant to the preceding sentence), the Finance Agency provides that FHLBank with a written determination that a specific statutory or regulatory change is not an Automatic Termination Event, then an Automatic Termination Event shall not have occurred with respect to such change.
(iii)Proviso as to Occurrence of Automatic Termination Event Declaration Date. In no case under this Section X.4.a. may an Automatic Termination Event Declaration Date be deemed to occur prior to: (A) the date the specific statutory change takes effect; or (B) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.
b.Notice of Voluntary Termination. If the FHLBanks terminate the Agreement, then the FHLBanks shall provide written notice to the Finance Agency that the FHLBanks have voted to terminate the Agreement.

c.Consequences of an Automatic Termination Event or Vote to Terminate the Agreement.
(i)Consequences of Voluntary Termination. In the event the FHLBanks deliver written notice to the Finance Agency that the FHLBanks have voted to terminate the Agreement, then without any further action by the Bank or the Finance Agency: (A) the date of delivery of such notice shall be an Allocation Termination Date; and (B) one year from the date of delivery of such notice shall be a Restriction Termination Date.
(ii)Consequences of an Automatic Termination Event Declaration Date. If an Automatic Termination Event Declaration Date has occurred, then without further action by the Bank or the Finance Agency: (A) the date of the Automatic Termination Event Declaration Date shall be an Allocation Termination Date; and (B) one year from the date of the Automatic Termination Event Declaration Date shall be a Restriction Termination Date.
(iii)Deletion of Operative Provisions of Retained Earnings Capital Plan Amendment. Without any further action by the Bank or the Finance Agency, on the Restriction Termination Date, this Article X of the Capital Plan shall be deleted.

Schedule A
Capital Plan of the Federal Home Loan Bank of Cincinnati
Stock Requirements
Section 1: Required Shares of Membership Stock (relating to Section VI.4.a.(i))
•Minimum and Maximum Values:
The total amount of required Membership Stock shall be determined by the Board and shall be allocated among Members based on a range of percentages applied to each Member’s Total Assets, subject, however, to a minimum Membership Stock investment requirement of no less than One Thousand Dollars ($1,000) or more than Fifty Thousand Dollars ($50,000) and a maximum Membership Stock investment requirement of no less than Five Million Dollars ($5,000,000) or more than Two Hundred Million Dollars ($200,000,000).
◦Current Values:

The current minimum and maximum Membership Stock investment requirements (in effect since May 17, 2021) are as follows:
Minimum -- $1,000 (One Thousand Dollars)
Maximum -- $25,000,000 (Twenty-Five Million Dollars)
◦Historic values:
▪May 17, 2021 – The Maximum Membership Stock requirement was decreased to Twenty-Five Million Dollars ($25,000,000).

▪April 5, 2019 – The Maximum Membership Stock requirement was increased to Thirty Million Dollars ($30,000,000). No change to Minimum Membership Stock requirement.
▪November 28, 2011 - The Maximum Membership Stock requirement was decreased to Twenty-Five Million Dollars ($25,000,000). No change to Minimum Membership Stock requirement.
▪August 16, 2010 - The Maximum Membership Stock requirement was decreased to Fifty Million Dollars ($50,000,000). No change to Minimum Membership Stock requirement.
▪January 5, 2009,- The Maximum Membership Stock requirement was One-Hundred Million Dollars ($100,000,000) and Minimum Membership Stock requirement was One Thousand Dollars ($1,000).
•Deriving the Membership Stock Assessment:
◦The range of percentages shall vary inversely with the amount of each Members’ Total Assets. Such percentages shall vary from three-tenths of one percent (0.30%) to three-hundredths of one percent (0.03%).

◦Current Values:

The current range of percentages (in effect since May 17, 2021) for deriving membership stock are as follows:

Total Amount of Member’s Assets (Dollars in Billions)	Percentage for Membership Stock Allocation

$0 - $25	0.10 percent
Greater than $25 to $50	0.08 percent
Greater than $50 to $75	0.06 percent
Greater than $75 to $100	0.04 percent
Greater than $100	0.03 percent

◦Historic Values:
▪April 5, 2019 – Membership Stock Allocation tiers were updated to 0.16 percent, 0.13 percent, 0.09 percent, 0.07 percent and 0.05 percent respectively.
▪April 17, 2015 – Membership Stock Allocation tiers were updated to 0.12 percent, 0.10 percent, 0.07 percent, 0.05 percent, and 0.03 percent respectively.
▪From Capital Plan Inception – Membership Stock Allocation tiers were 0.15 percent, 0.10 percent, 0.07 percent, 0.05 percent, and 0.03 percent respectively.
•Please note, the amount of Membership Stock computed from applying the above range of percentages is cumulative. For example, a Member with Total Assets of $60.0 billion shall be required to hold Membership Stock as the sum of (i) the first $25.0 billion of Total Assets at a rate of 0.10 percent, (ii) the next $25.0 billion of Total Assets at a rate of 0.08 percent, and (iii) the last $10.0 billion of Total Assets at a rate of 0.06 percent. Such Member would be required to hold $51.0 million of Membership Stock but would subsequently be capped at $25 million.
•If the maximum Membership Stock requirement is $25.0 million and the range of percentages is as given in the illustration above, any Member with Total Assets of $25 billion or greater would be required to hold the maximum of $25.0 million in Membership Stock.
Section 2: Required Shares of Activity Stock (relating to Section VI.4.a.(iii))
The total amount of required Activity Stock shall be determined by the Bank and shall be assessed as a percentage of each respective type of Mission Asset Activity. Such percentages may be periodically adjusted between one percent (1%) and six percent (6%), inclusive, for types

i [Advances] and ii [GFRs] of the Member’s Mission Asset Activity, between one-tenth of one percent (0.10%) and six percent (6%) for type iii [LOCs]; and between zero percent (0%) and six percent (6%) for type iv [MPP] of the Member’s Mission Asset Activity. Note, prior to January 11, 2022 the Bank had a range of activity stock percentages, where a Member had a minimum and maximum requirement. Subsequent to January 11, 2022, there is now only one activity stock requirement number per MAA type.
◦Current Values:

The current Activity Stock percentages by type (in effect since January 11, 2022) are as follows:
Type i Advances:    4.50%
Type ii GFRs:        4.50%
Type iii LOCs:    0.10%
Type iv MPP:        3.00%

Historic Values:
▪January 1, 2021 – January 10, 2022: Mission Asset Activity during this period had the following Activity Stock Requirements:
Type i Advances: minimum (4.50%), maximum (4.50%)
Type ii GFRs: minimum (4.50%), maximum (4.50%)
Type iii LOCs: minimum (0.10%), maximum (0.10%)
Type iv MPP: minimum (3.00%), maximum (3.00%)
▪June 19, 2020 – December 31, 2020: Mission Asset Activity during this period had the following Activity Stock Requirements:

Type i Advances: minimum (3.00%), maximum (4.50%)
Type ii GFRs: minimum (3.00%), maximum (4.50%)
Type iii LOCs: n.a.
Type iv MPP: minimum (2.00%), maximum (4.00%)
▪December 30, 2002 – June 18, 2020: Mission Asset Activity during this period had the following Activity Stock Requirements:
Type i: Advances: minimum (2.00%), maximum (4.00%)
Type ii: GFRs: minimum (2.00%), maximum (4.00%)
Type iii: LOCs: n.a.
Type iv: MPP: minimum (0.00%), maximum (4.00%)
Section 3: Maximum use of Bank Excess Stock (relating to Section VI.4.b)
The Bank previously allowed a member to use Bank Excess Stock. This section details the maximum use of such per Member, which was defined as the "Maximum Dollar Amount" reflecting the maximum par value of Bank Excess Stock that may be designated by the Bank to capitalize the total of all types of a single Member’s Mission Asset Activity. This amount was exclusive of the par value of the Member’s Member Excess Stock Account. If a Member reached the Maximum Dollar Amount and desired to increase its Mission Asset Activity, the Member was required to purchase additional shares of Class B Stock, at the applicable Activity Stock Requirement for the specific type of Mission Asset Activity, to capitalize that type of incremental Mission Asset Activity.
◦Current Value:

There is no longer the concept of Maximum Dollar Amount of Bank Excess Stock use.
◦Historic Values:
▪September 15, 2016 – Maximum Amount was decreased to One Hundred Million Dollars ($100,000,000).
▪November 19, 2012 - Maximum Dollar Amount was increased to Two Hundred Million Dollars ($200,000,000).
▪March 10, 2008 – Maximum Dollar Amount was One Hundred Million Dollars ($100,000,000).
▪December 30, 2002 – Maximum Dollar Amount was Two Hundred Million Dollars ($200,000,000).
Section 4: Protected Excess (relating to Section VI.7.b))
The Bank may permit a Member to retain a portion of its Member Excess Stock in the event of a Bank-initiated repurchase. This portion of a Member’s Member Excess Stock that is shielded from a Bank-initiated repurchase of stock, excluding any stock subject to an outstanding Redemption or Withdrawal Notice is referred to as Protected Excess Stock. The Protected Excess Stock amount is calculated as the greater of 1.) an absolute dollar amount (or relayed in terms of a number of shares of stock) or 2.) a percentage of a Member’s Minimum Required Shares.
◦Current Value:

The current Protected Excess Stock amount (in effect since June 21, 2018) is the greater of an absolute dollar amount of Three Million Dollars ($3,000,000) [equal to 30,000 shares] or ten percent (10.0%) of a Member’s Minimum Required Shares.
◦Historic Values:
▪February 17, 2014 – Protected Excess Stock amount was initially set at the greater of an absolute dollar amount of One Million Five Hundred Thousand Dollars ($1,500,000) [equal to 15,000 shares] or Twenty Five percent (25.0%) of a Member’s Minimum Required Shares.